Exhibit 99.1

Press Release	Source: API Technologies Corp.

API Technologies Reports Third Quarter and Nine Months

Financial Results

ORLANDO, FL - (PRNewswire) - April 14, 2011 - API Technologies Corp. (OTCBB:ATNY), a provider of secure communications, electronic systems and subsystems, and contract manufacturing services to the global defense and aerospace industries, today announced third quarter and nine months financial results for the period ended February 28, 2011. The results include the operations of SenDEC Corporation following the date of acquisition on January 21, 2011.

Financial Highlights for the Third Quarter Ended February 28, 2011

•	Revenue was $24.6 million, a 40.5% increase from $17.5 million in the same quarter of fiscal 2010;

•	Gross profit was $4.6 million compared to $4.5 million in the previous year’s third quarter’

•	Gross margin was 18.9% as compared to 25.5% in the same 2010 quarter;

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Net loss was $10.6 million as compared to net loss of $6.6 million in the previous year’s quarter; the loss in the current quarter included approximately $8.9 million in transaction expenses related to the SenDEC acquisition; and

•	$13.5 million in cash and marketable securities on balance sheet.

Financial Highlights for the Nine Months Ended February 28, 2011

•	Revenue was $79.6 million, a 107.1% increase from $38.4 million for the same period of fiscal 2010;

•	Gross profit was $18.0 million compared to $9.4 million;

•	Gross margin was 22.6% as compared to 24.6% in the same period of fiscal 2010; and

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Net loss was $11.6 million as compared to $9.4 million in the comparable period of the previous year; net loss for the current nine months included approximately $8.9 million in transaction expenses related to the SenDEC acquisition.

Operating Highlights

•	In February, API announced that it appointed Bel Lazar as President and Chief Operating Officer;

•	In January, API announced that it closed its merger with SenDEC Corporation;

•	In December, API announced that it has effected a one-for-four reverse stock split of the Company’s outstanding common shares and exchangeable shares;

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In December, API announced that it has booked $38.2 million in new orders for its second quarter ended November 30, 2010, including $26.4 million booked in the month of November, representing the biggest sales month and quarter in the Company’s history; and

•	In December, API announced that it had been awarded a $3.9 million (£2.5 million), two-year contract to provide secure communications equipment for use in ground stations and mobile platforms.

Subsequent Events

•	In April, API announced it received the Gold Best New Product honors at the 2011 Edison Award for innovation and product excellence;

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In March, API announced it had entered into a definitive merger agreement providing for the acquisition of Spectrum Control, Inc. (NASDAQ:SPEC) (“Spectrum”), a leading designer and manufacturer of high performance, custom solutions for the defense, aerospace, industrial, and medical industries headquartered in Fairview, PA; and

•	In March, API announced the closing of a $102 million private placement through the issuance of 17.1 million shares of its common stock.

About API Technologies Corp.

The Company, through its subsidiaries, provides engineered systems and subsytems, and secure communications as well as high quality engineering services, new product introduction, and turnkey manufacturing for electronic assembly, test, and build services to the global defense and aerospace industry. API Technologies’ customers include many leading Fortune 500 companies. API Technologies trades on the OTC Bulletin Board under the symbol ATNY.OB. For further information, please visit the company website at www.apitechnologies.com.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, government regulations, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, and the effect of growth on our infrastructure. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements in this press release, whether as a result of new information, future events, or otherwise.

Contact:

Investor Relations

Bel Lazar

President and Chief Operating Officer

API Technologies Corp.

1-877-API-0-API (1-877-274-0274)

investors@apitech.com